Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 4

TO

TRANSACTION AGREEMENT

THIS AMENDMENT NO. 4 TO TRANSACTION AGREEMENT (this “Amendment 4”), dated as of April 5, 2006, between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Boston Scientific”), and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Boston Scientific and Abbott are parties to that certain Transaction Agreement dated as of January 8, 2006 and amended by Amendment Nos. 1 and 2 thereto dated as of January 16, 2006, and by Amendment No. 3 thereto dated as of February 22, 2006, pursuant to which Abbott agreed to acquire certain assets and businesses and assume certain liabilities of Guidant contingent upon Boston Scientific’s acquisition of Guidant (the “Agreement”); and

WHEREAS, Boston Scientific and Abbott desire to further amend the Agreement as provided in this Amendment 4 in accordance with Section 12.07 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Amendment 4, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Amendments to the Agreement. (a) The definition of “Definitive Agreements” in Section 1.01 of the Agreement is hereby amended and restated to read as follows:

““Definitive Agreements” means the Purchase Agreement, the Transition Services Agreement, the Note, the Subscription and Stockholder Agreement, the release and/or settlement agreement in respect of Actions between Boston Scientific and/or its Affiliates and Guidant and/or its Affiliates relating to the Business to the extent contemplated herein and such other agreements as may be mutually agreed between the parties.”

(b)                                 The reference in Section 2.01(b)(ii) of the Agreement to Section 5.08(h) is hereby amended and restated to be a reference to Section 5.08(i).

(c)                                  Section 5.07(a) of the Agreement is hereby amended and restated to read as follows:

“(a)                            Following the Closing, Abbott will supply Boston Scientific, on a private label basis, at the pricing and on the terms provided in this Section 5.07 and on other terms and conditions customary for similar supply arrangements, with DES Stents in the following territories: United States, Japan, the European Economic Area and Rest of

World (each, a “Territory”). ”

(d)                                 Section 5.07(c) of the Agreement is hereby amended and restated to read as follows:

“(c)                            (i) Abbott’s obligation to supply DES Stents to Boston Scientific in the United States and Japan shall terminate on the later of (A) December 31, 2010, or (B) the date that is one year following the last date on which Boston Scientific has received all requisite approvals from applicable Governmental Authorities to sell an everolimus eluting stent on a Boston Scientific stent platform in the applicable Territory; provided, however, that such obligation shall terminate on a date that is not later than June 30, 2012.

(ii)                                  Abbott’s obligation to supply DES Stents to Boston Scientific in the European Economic Area shall terminate on the earliest of:

(A) 90 days after issuance of the European Commision design examination certificate (pursuant to which the CE mark may be affixed) with respect to an Everolimus (as defined below) eluting stent on a Boston Scientific platform;

(B) three years following the date on which Boston Scientific receives from Abbott its first commercial shipment of DES Stents for marketing and sale by Boston Scientific in the European Economic Area, unless prior to the end of such three years either (1) the European Commission has determined that Boston Scientific has submitted a design dossier, pursuant to Council Directive 93/42/EC of June 14, 1993, Annex II, point 4.1, in relation to an Everolimus eluting stent on a Boston Scientific platform that is deemed satisfactory by a body designated in accordance with the requirements of Council Directive 93/42/EC of June 14, 1993, Annex XI with responsibility for carrying out conformity assessments of medical devices in accordance with that Directive in support of CE marking, and Boston Scientific has not yet received the European Commission design examination certificate, or (2) the European Commission shall have approved an extension of such three-year term on the ground that such extension is compatible with European Commission competition rules; and

(C) June 30, 2012.

(iii)                               Abbott’s obligation to supply DES Stents to Boston Scientific in the Rest of World shall terminate on December 31, 2010.

(iv)                              For purposes of this Agreement, “Everolimus” means the agent having the chemical name 40-O-(2-hydroxyethyl)-rapamycin, an example of which is set forth in the attached Schedule. For avoidance of doubt, Everolimus does not mean (A) any unknown prodrugs or metabolites of Everolimus as of the date that Abbott grants a license, sublicense, covenant not to sue or other rights with respect to the DES Intellectual Property, (B) any derivatives or analogues of Everolimus, (C) any intermediates in the manufacturing process of Everolimus, (D) the agents known as Zotarolimus, Biolimus, Sirolimus, Tacrolimus and Pimecrolimus, or (E) any of (A), (B), (C) or (D) that contain residual or impurity levels of Everolimus. For purposes of this Section 5.08(c)(iv), “unknown” means that for the period of time up to and including the earlier of the last to expire, be held invalid or otherwise become unenforceable U.S. patent that is the subject of the Novartis Agreement or December 31, 2013, the agent is not generally known within the industry at the time of Abbott granting rights in the DES Intellectual Property to a third party through (1) written peer publications, (2) written industry presentations, (3) written prior public admissions of Abbott, or (4) prior public (other than to Abbott) admissions of the third party recipient of the rights to the DES Intellectual Property as a prodrug or metabolite of Everolimus.”

(e)                                  Section 5.08(a) of the Agreement is hereby deleted and replaced with the following:

“(a)                            (i) Abbott, on behalf of itself and its Affiliates, grants to Boston Scientific, effective as of the Closing, to the fullest extent permitted by Law and subject to the agreements included in the Assets, a perpetual (except as set forth in Section 5.10(a) of this Agreement), worldwide, royalty-free (other than as set forth in Section 5.08(a)(iii) of this Agreement) right and license, without the right to grant sublicenses (except the right to “have made” solely on behalf of Boston Scientific and its Affiliates) and without the right to grant covenants not to sue, to use the DES Intellectual Property (except for trademarks and related rights, other than as set forth in Section 5.07 of this Agreement or as otherwise agreed by the parties). The foregoing license is non-exclusive, which means that Abbott and its Affiliates, as of the Closing, have the right to grant licenses, sublicenses or covenants not to sue or other rights with respect to the DES Intellectual Property, except that the license granted to Boston Scientific to DES Intellectual Property is co-exclusive as to Everolimus eluting stent systems, which means that any rights to DES Intellectual Property granted by Abbott to a third party shall not extend to such third party’s drug eluting stent system if the drug used in such drug eluting stent system is Everolimus. Notwithstanding the preceding sentence, Abbott and its Affiliates, as of the Closing, have the right to grant licenses, sublicenses or covenants not to sue or other rights with respect to the DES Intellectual Property in the countries of the European Economic Area within the field of use for medical devices designed for the minimally invasive treatment of peripheral vascular (or endovascular) diseases.

(ii)                                  The license granted pursuant to this Section 5.08(a) is assignable by Boston Scientific to Guidant or any controlled Affiliate of Guidant or Boston Scientific, and is not otherwise assignable by Guidant, Boston Scientific or any Affiliate of Guidant or Boston Scientific except in connection with a merger, change of control, or sale of all or substantially all of Guidant’s and its Affiliates’ vascular intervention business.

(iii)                               Boston Scientific shall be responsible for all royalties payable by it and its Affiliates with respect to products sold by Boston Scientific and its Affiliates using the DES Intellectual Property licensed to Boston Scientific and its Affiliates pursuant to this Section 5.08.

(iv)                              Subject to the other provisions of this Section 5.08, the parties hereby acknowledge that the spirit of this Section 5.08 is that Boston Scientific and its Affiliates will have access to the DES Intellectual Property as if they were co-owners thereof, including with respect to Boston Scientific’s ability to supplement Abbott’s PMA for DES Stents.”

(f)                                    Section 5.08(d) of the Agreement is hereby amended to add the following to the end of such section:

“Abbott has the sole right, but not the obligation, in its sole discretion to commence and prosecute any Action against a third party involving the Intellectual Property included in the Assets (including the DES Intellectual Property) and, also in its sole discretion, to settle or otherwise resolve such Action by seeking and/or obtaining injunctive relief and past damages, and/or granting licenses, sublicenses or covenants not to sue under any terms, including, but not limited to, in exchange for future royalties, licenses or sublicenses, payments, covenants not to sue or any other consideration; provided that, with respect to the DES Intellectual Property, Abbott may not grant a license, sublicense or covenant not to sue to a third party that could not otherwise be granted pursuant to the second sentence of Section 5.08(a)(i) of this Agreement.”

(g)                                 Section 5.08(i) of the Agreement is hereby amended and restated as follows:

“(i)        Boston Scientific, on behalf of itself and its Affiliates, grants to Abbott and its Affiliates, effective as of the Closing, a perpetual, non-exclusive, royalty-free, worldwide right and license in and to all Intellectual Property (except for trademarks and related rights unless otherwise agreed by the parties) owned or, to the extent permitted by the applicable agreement, licensed to (with the right to sublicense) or otherwise controlled by, Guidant or any of its Affiliates immediately prior to the consummation of the Merger that is used in the Business but is not included in the Assets. The license granted pursuant to this Section 5.08(i) is not assignable by Abbott or any of its Affiliates except in connection with a merger, change of control, or sale of all or substantially all of Abbott’s vascular intervention business and is sublicensable by Abbott and its Affiliates to all suppliers, licensees, distributors and customers of Abbott and its Affiliates that are not Restricted Persons; provided, however, that Abbott and its Affiliates have the exclusive (subject to the second proviso of this sentence) right to sublicense the Intellectual Property licensed under this Section 5.08(i) to any Person for any and all purposes in the vascular intervention or endovascular solutions fields; and provided, further, that neither Boston Scientific nor any of its Affiliates has the right to license or sublicense (except the right to “have made” solely on behalf of Boston Scientific and its Affiliates) the Intellectual Property licensed under this Section 5.08(i) to any Person (other than Abbott and its Affiliates) for any purpose in the vascular intervention or endovascular solutions fields.

(h)                                 The following new Section 5.16 is hereby added to the Agreement:

“SECTION 5.16. Abbott and Boston Scientific hereby agree and acknowledge that, (a) notwithstanding the second sentence of Section 5.07(a) of the Agreement, the second sentence of Section 5.08(a) of the Agreement or any other provision in the Agreement or any other Definitive Agreement to the contrary, on the Closing Abbott and Boston Scientific shall not be entering into the Supply Agreements or the License and Technology Transfer Agreement and consequently all references in this Agreement to the Supply Agreements or the License and Technology and Transfer Agreement are hereby deleted, and such references are deemed replaced with references to Section 5.07 or 5.08, as applicable, and (b) following the Closing, the parties may, but subject to Section 5.13 shall not have any obligation to, enter into agreements covering certain matters related to the supply of DES Stents by Abbott to Boston Scientific and/or the licenses granted herein.”

(i)                                     Section 12.11 of the Agreement is hereby amended to add the following as the first two sentences of such section:

“As between the parties, the terms of this Agreement and the Definitive Agreements shall govern without regard to the provisions of the Federal Trade Commission’s Decision and Order In the Matter of Boston Scientific Corporation and Guidant Corporation. Each party agrees not to use the provisions of the Decision and Order In the Matter of Boston Scientific Corporation and Guidant Corporation to construe or interpret the provisions of this Agreement or any Definitive Agreement.”

SECTION 2. Public Announcement. The provisions contained in Section 12.03 of the Agreement are incorporated by reference in this Amendment 4 as though they were expressly set forth herein.

SECTION 3. Representations and Warranties.    (a) Boston Scientific represents and warrants to Abbott as follows: Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Amendment 4, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment 4 by Boston Scientific, the performance by Boston Scientific of its obligations hereunder and the consummation by Boston Scientific of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Boston Scientific. This Amendment 4 has been duly executed and delivered by Boston Scientific, and, assuming due authorization, execution and delivery by Abbott, this Amendment 4 is a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms.

(b)                                 Abbott represents and warrants to Boston Scientific as follows: Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Amendment 4, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment 4 by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott. This Amendment 4 has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by Boston Scientific, this Amendment 4 is a legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms.

SECTION 4. Ratification of Agreement. Except as expressly provided in this Amendment 4, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment 4. Capitalized terms used but not defined in this Amendment 4 shall have the meanings assigned to them in the Agreement.

SECTION 5. Governing Law. This Amendment 4 shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment 4 shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.

SECTION 6. Counterparts. This Amendment 4 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment 4 to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/	Lawrence J. Knopf
Name:		Lawrence J. Knopf
Title:		Vice President and Assistant
General Counsel

ABBOTT LABORATORIES

By:
Name:		Richard A. Gonzalez
Title:		President and Chief Operating
Officer

IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment 4 to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:
Name:
Title:

ABBOTT LABORATORIES

By:	/s/ Richard A. Gonzalez
Name:	Richard A. Gonzalez
Title:	President and Chief Operating
Officer

EVEROLIMUS SCHEDULE